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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2013

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5008 Airport Road, Roanoke, Virginia	24012
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (540) 362-4911

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2013, Advance Auto Parts, Inc. (“Company”) and George E. Sherman, President, and Charles E. Tyson, Executive Vice President, Merchandising, Marketing and Supply Chain, respectively, entered into employment agreements, effective as of April 21, 2013, with an initial one-year term, which will be automatically renewable for additional one-year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  The respective agreements specify the following initial annual base salary and annual performance-based cash target bonus amount and maximum payout bonus for each executive, calculated as a specified percentage of the executive's base salary. The performance measures for achievement of the bonus amounts will be determined consistent with the measures applied to other senior officers.

Executive Officer	Base Salary	Annual Target Bonus Amount as % of Base Salary	Maximum Bonus Payout Amount as % of Base Salary
George E. Sherman	$600,000	100%	200%
President

Charles E. Tyson	$450,000	85%	170%
Executive Vice President,
Merchandising, Marketing and Supply Chain

The executives are eligible to participate in all of the Company's applicable benefit plans and programs pursuant to the terms of such programs.

If the executive's employment is terminated in the event of the executive's death, the Company shall pay to the executive or to the executive's designated beneficiary or estate an amount equal to one year of his base salary at the rate then in effect, plus an amount equal to his target bonus for such year.  In the event of termination of employment due to disability as defined in the agreement, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to his target bonus for such year in addition to the benefits payable under the Company's qualified group disability plan.

If the Company terminates the executive's employment without “Due Cause” (as defined in the agreement) or if the executive terminates his employment for “Good Reason” (as defined in the agreement) (other than following a “Change in Control” as defined in the Agreement), he will be entitled to severance in an amount equal to one year of his base salary at the rate then in effect, plus an amount equal to the average of the annual bonuses paid to the executive for the three completed fiscal years immediately prior to the date of termination of employment.  In addition, the Company will pay his COBRA premium for continuation of health coverage for one year and provide certain outplacement services, all subject to the executive's signing a general release and complying with the non-competition and non-solicitation agreements described below.

If within twelve months after a Change in Control, the Company terminates the executive's employment other than for Cause, death or disability or the executive terminates his employment for Good Reason, he will be entitled to a severance payment equal to two times his base salary at the rate then in effect, plus two times his target bonus, together with the other benefits specified in the preceding paragraph.  If payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to him (after taking into consideration the payment of all income and excise taxes that would be owed by the executive as a result of Change in Control payments), the Company will reduce the Change in Control payments by the amount necessary to maximize the benefits received by the executive, determined on an after-tax basis.

The executives will be subject to standard confidentiality and non-disparagement agreements during and following their employment as well as customary non-competition and non-solicitation covenants which will continue following the termination of their employment. Mr. Tyson's employment agreement supersedes and replaces his prior loyalty agreement with the Company.

The above description of the employment agreements is not complete and is qualified in its entirety by the full text of the form of employment agreement, which is filed as Exhibit 10.39 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number

10.39	Form of Employment Agreement effective April 21, 2013 between Advance Auto Parts, Inc. and George E. Sherman and Charles E. Tyson

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.
(Registrant)

Date: April 30, 2013	/s/ Michael A. Norona
(Signature)*
Michael A. Norona
Executive Vice President and Chief Financial Officer
* Print name and title of the signing officer under his signature.

EXHIBIT INDEX

Exhibit Number
10.39	Form of Employment Agreement effective April 21, 2013 between Advance Auto Parts, Inc. and George E. Sherman and Charles E. Tyson